Filed Pursuant to Rule 433
                                                         File No.: 333-129159-06

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

                        THE SERIES 2006-AR5 CERTIFICATES

                             Initial        Pass-
                            Principal      Through
          Class             Balance(1)       Rate             Principal Types            Interest Types       CUSIP
---------------------------------------------------------------------------------------------------------------------
     Offered Certificates
Class I-A-1                 $422,021,000     (2)     Super Senior, Pass-Through          Variable Rate   94983R AA 2
Class I-A-2                  $19,351,000     (2)     Super Senior Support, Pass-Through  Variable Rate   94983R AB 0
Class I-A-R                         $100     (2)     Senior, Sequential Pay              Variable Rate   94983R AC 8
Class II-A-1                $668,462,000     (3)     Super Senior, Pass-Through          Variable Rate   94983R AD 6
Class II-A-2                 $30,651,000     (3)     Super Senior Support, Pass-Through  Variable Rate   94983R AE 4
Class B-1                    $19,643,000     (4)     Subordinated                        Variable Rate   94983R AF 1
Class B-2                    $11,905,000     (4)     Subordinated                        Variable Rate   94983R AG 9
Class B-3                     $7,738,000     (4)     Subordinated                        Variable Rate   94983R AH 7
     Non-Offered Certificates
Class B-4                     $4,762,000     (4)     Subordinated                        Variable Rate   94983R AJ 3
Class B-5                     $2,976,000     (4)     Subordinated                        Variable Rate   94983R AK 0
Class B-6                     $2,976,638     (4)     Subordinated                        Variable Rate   94983R AL 8

---------------------------------------------------------------------------------------------------------------------

(1)  Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.66422% per annum.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.55218% per annum.
(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average of the net WACs of both loan groups. For the initial distribution date in April 2006, this rate is expected to be approximately 5.59554% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.